Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

We are providing the following unaudited pro forma condensed combined financial information to aid in the analysis of the financial effect of the transactions entered into on August 31, 2026 pursuant to a share purchase agreement between Charging Robotics Ltd. (“Charging Israel”), then a wholly owned subsidiary of Charging Robotics Inc. (the “Company”), and Clearmind Medicine Inc. (“Clearmind”). Pursuant to the share purchase agreement, Charging Israel issued and sold to Clearmind 149 newly issued ordinary shares for aggregate cash consideration of $2.5 million, which was paid directly to Charging Israel. Following the issuance, Clearmind owns 51% of the issued and outstanding share capital of Charging Israel, and the Company retains a 49% ownership interest in Charging Israel.

In connection with, and as a condition to, the closing, Clearmind agreed to fund a loan to Charging Israel in the principal amount of $1.5 million. The loan bears interest at a rate of 4.0% per annum and, unless earlier repaid, matures on the third anniversary of its effective date, subject to an automatic extension under the circumstances specified in the loan agreement. Charging Israel may prepay all or any portion of the loan at any time without penalty, premium or other fee.

As a result of the share issuance, the Company ceased to have a controlling financial interest in Charging Israel and deconsolidated Charging Israel. The completed share issuance and related loan are referred to collectively as the “Transaction”. Unless the context otherwise requires, the terms “we,” “us,” “our” and the “Company” refer to Charging Robotics Inc. and its consolidated subsidiaries after giving effect to the Transaction.

The transfer by Charging Israel to the Company, effective July 1, 2026, of Charging Israel’s 18.33% ownership interest in Revoltz Ltd. (“Revoltz”) was an internal reorganization that did not change the Company’s consolidated ownership interest in, or accounting for, Revoltz and therefore is not treated as a separate pro forma transaction. For purposes of presenting the pro forma financial information following the deconsolidation of Charging Israel, the Revoltz interest is reflected as though it had been held directly by the Company throughout the periods presented, without changing the historical date on which the Company obtained control of Revoltz.

The Unaudited Pro Forma Condensed Combined Financial Statements

The unaudited pro forma condensed combined balance sheet as of June 30, 2026 gives effect to the Transaction as if it had occurred on June 30, 2026. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2026 and the year ended December 31, 2025 give effect to the Transaction as if it had occurred on January 1, 2025.

The unaudited pro forma condensed combined financial information is based on available information and assumptions that management believes are reasonable, has been prepared for illustrative purposes in accordance with Article 11 of Regulation S-X. The pro forma information is not necessarily indicative of the financial condition or results of operations that would have occurred had the Transaction been completed on the dates assumed, nor is it indicative of the Company’s future financial condition or results of operations. The transaction accounting is preliminary and may change as additional information becomes available; any such changes could be material.

The historical financial information of Charging Israel was derived from its unaudited financial statements as of and for the six months ended June 30, 2026 and its audited financial statements as of and for the year ended December 31, 2025. The historical financial information of the Company was derived from its unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2026 and its audited consolidated financial statements as of and for the year ended December 31, 2025.

The unaudited pro forma condensed combined financial information should be read together with the Company’s audited and unaudited consolidated financial statements and related notes and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The historical consolidated financial statements have been adjusted to reflect the Transaction in accordance with U.S. GAAP. The material transaction accounting adjustments and related assumptions are described below.

Because Charging Israel was a wholly owned consolidated subsidiary through June 30, 2026, its balances and transactions with the Company were eliminated in the historical consolidated financial statements. The pro forma adjustments reflect the Company’s loss of control and deconsolidation of Charging Israel upon completion of the Transaction. The prior transfer of the 18.33% Revoltz interest to the Company was an internal reorganization and does not change Revoltz’s consolidated presentation.

No autonomous-entity or management adjustments have been presented. Pro forma basic and diluted earnings per share reflect the pro forma net income or loss attributable to the Company using the Company’s historical weighted-average shares outstanding because the Transaction did not involve the issuance or redemption of Company shares.

The unaudited pro forma transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2026, and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2026, and the year ended December 31, 2025, are as follows:

CHARGING ROBOTICS INC.

Unaudited Pro Forma Interim Condensed Consolidated Balance Sheet

As of June 30, 2026

U.S. dollars in thousands
(Except share and per share data)

	June 30, 2026	Transaction Accounting Adjustments	Notes	Pro Forma
	(Unaudited)
ASSETS
Current assets:
Cash	$10	$(2)	A	$8
Loan to related party	-	1,494	C	1,494
Other accounts receivable	336	(167)	A	169
Total current assets	346	1,325		1,671

Non-current assets:
Investment in affiliate	-	2,503	B	2,503
Intangible assets, net	6,672	-		6,672
Goodwill	1,772	-		1,772
Fixed assets, net	1	-		1
Other non-current assets	36	-		36
Total non-current assets	8,481	2,503		10,984

TOTAL ASSETS	$8,827	$3,828		$12,655

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$168	$(168)	A	$-
Other current liabilities	1,145	(952)	A	193
Short term loans	1,766	(604)	A, C	1,162
Payables to related parties	177	(66)	A	111
Total current liabilities	3,256	(1,790)		1,466

Non-current liabilities:
Deferred tax liability	1,534	-		1,534
Other non-current liabilities	39	(39)	A	-
Total non-current liabilities	1,573	(39)		1,534

Total liabilities	$4,829	(1,829)		$3,000

Stockholders’ equity
Preferred shares, par value $0.0001, 10,000,000 shares authorized, 0 shares issued and outstanding	$-	$-		$-
Common stock, par value $0.0001, 50,000,000 shares authorized, 11,246,252 shares issued and outstanding at June 30, 2026 and December 31, 2025	1	-		1
Additional paid-in capital	5,180	-		5,180
Accumulated other comprehensive loss	(457)	467	A	10
Accumulated equity (deficit)	(4,245)	5,190	A, B	945
Total stockholders’ equity attributable to the Company	479	5,657		6,136
Non-controlling interests	3,519	-		3,519
Total stockholders’ equity	3,998	5,657		9,655

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,827	$3,828		$12,655

CHARGING ROBOTICS INC.

Unaudited Pro Forma Interim Condensed Consolidated Statement of Comprehensive Loss
For the Six months ended June 30, 2026

U.S. dollars in thousands
(Except share and per share data)

	Six months ended June 30, 2026 Reported	Transaction Accounting Adjustments	Notes	Pro Forma
	(Unaudited)

Research and development costs, net	$402	$(97)	A	$305
General and administrative costs	714	(440)	A	274
Total operating expenses	1,116	(537)		579

Operating loss	(1,116)	537		(579)

Financial income (expenses), net	18	(49)	A, D	(31)
Equity in losses from investment in affiliate	-	(253)	C	(253)

Loss before income tax	(1,098)	235		(863)
Tax income	70	-		70
Net loss	(1,028)	235		(793)

Net loss attributable to non-controlling interest	(78)	-		(78)
Net loss attributable to the Company	(950)	235	A, C	(715)

Other comprehensive loss	(194)	184	A	(10)
Total comprehensive loss	(1,222)	419		(803)

Comprehensive loss attributable to non-controlling interests	(101)	-		(101)
Comprehensive loss attributable to the Company	(1,121)	419		(702)

Basic and diluted loss per common stock	(0.08)	0.02	E	(0.06)
Weighted average common stock outstanding	11,246,252	-		11,246,252

CHARGING ROBOTICS INC.

Unaudited Pro Forma Interim Condensed Consolidated Statement of Comprehensive Income (Loss)
For the Year ended December 31, 2025

U.S. dollars in thousands
(Except share and per share data)

	Year ended December 31, 2025	Transaction Accounting Adjustments	Notes	Pro Forma
	(Audited)	(Unaudited)

Research and development costs, net	$652	$(281)	A	$371
General and administrative costs	1,245	(677)	A	568
Total operating expenses	1,897	(958)		939

Operating loss	(1,897)	958		(939)

Gain on deconsolidation of subsidiary	-	4,865	B	4,865
Other income	1,287	-		1,287
Financial income (expenses), net	49	(33)	A, D	16
Equity in losses from investment in affiliate	(42)	(585)	C	(627)

Income (loss) before income tax	(603)	5,205		4,602
Tax income	70	-		70
Net income (loss)	(533)	5,205		4,672

Net loss attributable to non-controlling interest	(146)	-		(146)
Net income (loss) attributable to the Company	(387)	5,205		4,818

Other comprehensive loss	(263)	252	A	(11)
Total comprehensive income (loss)	(796)	5,457		4,661

Comprehensive loss attributable to non-controlling interests	(153)	-		(153)
Comprehensive income (loss) attributable to the Company	(643)	5,457		4,814

Basic and diluted income (loss) per common stock	(0.04)	0.5	E	0.46
Weighted average common stock outstanding	10,509,347			10,509,347

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

A.	Deconsolidation of Charging Israel. Represents the derecognition of Charging Israel’s historical assets and liabilities accounts upon the Company’s loss of control.

Before the deconsolidation, Charging Israel transferred its 18.33% ownership interest in Revoltz to the Company. As an internal reorganization, the transfer had no effect on the consolidated financial statements. Accordingly, the deconsolidation adjustment removes Charging Israel’s assets and liabilities accounts but does not remove or otherwise change the accounting for Revoltz, which remains consolidated by the Company.

B.	Retained 49% investment in Charging Israel. Represents the recognition of the Company’s retained 49% ownership interest in Charging Israel at fair value as of the date on which the Company ceased to have a controlling financial interest in Charging Israel, in accordance with ASC 810. The fair value of the retained interest was estimated by reference to the $2.5 million cash consideration paid by Clearmind for newly issued shares representing a 51% controlling interest in Charging Israel, with adjustments to reflect the control premium inherent in the acquired interest and the economic benefit to Charging Israel arising from the related $1.5 million loan funded by Clearmind at an interest rate below prevailing market terms. Following the loss of control, the Company accounts for its retained investment under the equity method in accordance with ASC 323. The excess of the initial carrying amount of the retained investment over the Company’s proportionate share of the carrying amount of Charging Israel’s underlying net assets is allocated to the identifiable assets and liabilities of Charging Israel based on their respective fair values, with any residual amount treated as equity-method goodwill. Such basis differences are accounted for in the Company’s subsequent recognition of equity-method earnings or losses, as applicable.

C.	Intercompany balances and arrangements. Represents the recognition, settlement, continuation or inclusion in the deconsolidation calculation of receivables, payables, loans and other balances between the Company and Charging Israel that were eliminated in the historical consolidated financial statements. Balances settled before or at closing are removed; balances that are not settled are presented as third-party balances after deconsolidation, subject to their contractual terms and collectability.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

A.	Removal of Charging Israel’s historical operations. Represents the elimination of Charging Israel’s historical results from the Company’s consolidated statements of operations as if the loss of control had occurred on January 1, 2025, including its operating expenses, finance income or expense and other income or expense. Amounts attributable to Revoltz remain included because Revoltz continues to be consolidated by the Company following the internal transfer of its ownership interest.

B.	Gain on deconsolidation. Represents the estimated gain recognized upon the loss of control of Charging Israel, measured as the difference between (i) the fair value of the retained 49% interest and (ii) the carrying amount of Charging Israel’s net assets attributable to the Company, after giving effect to the Revoltz transfer and the treatment of intercompany balances. The $2.5 million share subscription proceeds and the $1.5 million loan proceeds were received by Charging Israel and are not presented as cash received directly by the Company.

C.	Equity-method earnings or losses of Charging Israel. Represents the Company’s 49% share of Charging Israel’s pro forma net income or loss for the periods presented. This adjustment includes 49% of the interest expense on the Clearmind loan and other recurring post-transaction effects, as applicable. No adjustment has been made for basis differences associated with the retained investment, as management believes such differences would primarily relate to non-amortizing assets.

D.	Intercompany income and expense. Represents the reversal of historical intercompany expense, interest and other transactions between the Company and Charging Israel that will no longer be eliminated after the loss of control, together with elimination of any post-transaction intercompany amounts included in Charging Israel’s equity-method results to avoid double counting. The adjustment is limited to arrangements that continue after closing and is based on the contractual terms applicable after deconsolidation.

E.	Net income or loss attributable to the Company and earnings per share. Represents the effect of the foregoing adjustments on pro forma net income or loss attributable to the Company and on pro forma basic and diluted earnings per share. No adjustment is made to the Company’s historical weighted-average shares outstanding because the transactions did not involve the issuance or redemption of the Company’s common shares.